As filed with the Securities and Exchange Commission on September 30, 2010

Registration No. 333-39881

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AmeriCredit Corp.

(Exact name of registrant as specified in its charter)

Texas	75-2291093
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

801 Cherry Street, Suite 3500

Fort Worth, Texas 76102

(Address of Principal Executive Offices and Zip Code)

1995 Omnibus Stock and Incentive Plan for AmeriCredit Corp.

(Full Title of the Plan)

J. Michael May

Secretary

AmeriCredit Corp.

801 Cherry Street, Suite 3500

Fort Worth, Texas 76102

(Name and address of agent for service)

(817) 302-7000

(Telephone number, including area code, of agent for service)

With copies to:

L. Steven Leshin

Hunton & Williams LLP

1445 Ross Avenue

Suite 3700

Dallas, Texas 75202

(214) 979-3000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

AmeriCredit Corp., a Texas corporation (the “Company”), hereby amends its Registration Statement on Form S-8 (File No. 333-39881) initially filed with the Securities and Exchange Commission on November 10, 1997 (the “Registration Statement”) registering 3,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) for the 1995 Omnibus Stock and Incentive Plan for AmeriCredit Corp., by deregistering all of the Common Stock registered on the Registration Statement that has not been sold or otherwise remains unissued.

On July 21, 2010, the Company, General Motors Holdings LLC (“GM Holdings”), a Delaware limited liability company and a wholly-owned subsidiary of General Motors Company, and Goalie Texas Holdco Inc. (“Merger Sub”), a Texas corporation and a direct wholly-owned subsidiary of GM Holdings, entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which on October 1, 2010, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and a direct wholly-owned subsidiary of GM Holdings (the “Merger”). In connection with the Merger, the Company will cease to be a publicly traded company and will terminate all of its offerings of securities pursuant to its existing registration statements, including the Registration Statement.

In accordance with the undertaking contained in Part II, Item 9(A)(3) of the Registration Statement pursuant to Item 512(a)(3) of Regulation S-K, the Company files this Post-Effective Amendment No. 1 to terminate the effectiveness of the Registration Statement and to remove from registration all of the Common Stock registered but unsold under the Registration Statement as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on September 30, 2010.

AmeriCredit Corp.

By:	/s/ Chris A. Choate
Chris A. Choate
Executive Vice President, Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates included:

Name	Title	Date

*	Director and Chairman of the Board	September 30, 2010
Clifton H. Morris

*	President, Chief Executive Officer and Director	September 30, 2010
Daniel E. Berce

/s/ Chris A. Choate	Executive Vice President, Chief Financial Officer and Treasurer (Chief Accounting Officer)	September 30, 2010
Chris A. Choate

/s/ John R. Clay	Director	September 30, 2010
John R. Clay

	Director	September 30, 2010
Ian M. Cumming

/s/ A.R. Dike	Director	September 30, 2010
A.R. Dike

*	Director	September 30, 2010
James H. Greer

*	Director	September 30, 2010
Douglas K. Higgins

*	Director	September 30, 2010
Kenneth H. Jones, Jr.

	Director	September 30, 2010
Robert B. Sturges

	Director	September 30, 2010
Justin R. Wheeler

*By:	/s/ Chris A. Choate
Chris A. Choate
Attorney-in-fact